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                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                            (Amendment No. 1)*


                         EAGLE USA AIRFREIGHT, INC.
                     ----------------------------------
                              (Name of Issuer)

                                COMMON STOCK
                     ----------------------------------
                       (Title of Class of Securities)

                                270018 10 4
                     ----------------------------------
                              (CUSIP Number)

   Check the  following box if a fee is being paid with this statement / /.
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))


                              Page 1 of 6 Pages
                                       ---

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CUSIP No. 270018 10 4                 13G                 Page 2 of 6 Pages
          -----------                                         ---  ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     S.S. or I.R.S. Identification Nos. of Above Persons

     Daniel S. Swannie
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member of a Group*                 (a)  / /
                                                                       (b)  / /
     Not applicable
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     U.S.
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                     1,547,758
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                      0
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  1,547,758
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     1,547,758
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

     Not applicable
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     8.8%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

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                                                          Page 3 of 6 Pages
                                                              ---  ---


ITEM 1(A).  NAME OF ISSUER

               Eagle USA Airfreight, Inc.
-------------------------------------------------------------------------------

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

               3214 Lodestar
               Houston, Texas 77032
-------------------------------------------------------------------------------

ITEM 2(A).  NAME OF PERSON(S) FILING

               Daniel S. Swannie
-------------------------------------------------------------------------------

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

               12 Gingerwilde Place
               The Woodlands, Texas 77381
-------------------------------------------------------------------------------

ITEM 2(C).  CITIZENSHIP

               United States
-------------------------------------------------------------------------------

ITEM 2(D).  TITLE OF CLASS OF SECURITIES

               Common Stock
-------------------------------------------------------------------------------

ITEM 2(E).  CUSIP NUMBER

               270018 10 4
-------------------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A

         (a) / / Broker or Dealer registered under Section 15 of the Act

         (b) / / Bank as defined in section 3(a)(6) of the Act

         (c) / / Insurance Company as defined in section 3(a)(19) of the Act

         (d) / / Investment Company registered under section 8 of the Investment Company Act

         (e) / / Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

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                                                          Page 4 of 6 Pages
                                                              ---  ---

         (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

         (g) / / Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (Note: See Item 7)

         (h) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

ITEM 4.  OWNERSHIP

    (a) Amount Beneficially Owned: 1,547,758 shares of Common Stock.

    ---------------------------------------------------------------------------

    (b) Percent of Class:  8.8%

    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

        (i)    sole power to vote or to direct the vote: 1,547,758

               -----------------------------------------------------------------
        (ii)   shared power to vote or to direct the vote: None.

               -----------------------------------------------------------------
        (iii)  sole power to dispose or to direct the disposition of: 1,547,758

               -----------------------------------------------------------------
        (iv)   shared power to dispose or to direct the disposition of: None

               -----------------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

               Not applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

               Not applicable
-------------------------------------------------------------------------------


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

               Not applicable
-------------------------------------------------------------------------------


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

               Not applicable
-------------------------------------------------------------------------------

                                                          Page 5 of 6 Pages
                                                              ---  ---


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

               Not applicable
-------------------------------------------------------------------------------

ITEM 10. CERTIFICATION

               Not applicable

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                                                          Page 6 of 6 Pages
                                                              ---  ---

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February __, 1997


                                       ----------------------------------------
                                                  Daniel S. Swannie